EXHIBIT 99.1

Capstone Turbine Returns to INDYCAR with Colton Herta and Andretti Harding Steinbrenner Autosport to Drive New B2B Opportunities and Improve Brand Recognition

Capstone to Sponsor Six Races with Andretti Harding Steinbrenner No. 88 Honda

VAN NUYS, CA / ACCESSWIRE / February 24, 2020 / Capstone Turbine Corporation (www.capstoneturbine.com) (NASDAQ: CPST), the world's leading clean technology manufacturer of microturbine energy systems, announced today that the green and white of Capstone Turbine will again be displayed on the No. 88 Andretti Harding Steinbrenner Autosport car of Colton Herta for the 2020 NTT INDYCAR® SERIES season.

Capstone first appeared on the sidepods of the sophomore driver’s car in 2019 on the streets of Toronto and continued through to the season finale race where Herta scored a victory from pole position for the then Harding Steinbrenner Racing team. The partnership also extends the relationship between Andretti Autosport and Capstone Turbine, which began during the month of May in 2019 with driver Alexander Rossi.

“We are extremely excited to continue our partnership with Capstone Turbine Corporation. Their mission to create sustainable energy is of growing importance, and we look forward to helping them in their efforts to expand their footprint in the green and renewable energy space. Through B2B initiatives and expansion of brand awareness, we will aim to make the program a success on and off the track,” stated George Michael Steinbrenner IV, Co-Owner of Harding Steinbrenner Racing.

“The youthful Colton is a perfect fit for the image of our clean and green microturbine technology. The younger generation makes up 30% of the population and is arguably the most concerned when it comes to environmental sustainability as the first generation to have grown up with climate change as part of everyday life,” stated Darren Jamison, Capstone's President and Chief Executive Officer.

“The valuable business relationships we have developed with the support of George Steinbrenner IV and Mike Harding, as well as the new B2B opportunities that will come this season by being part of the Andretti Autosport family, offers Capstone a platform to reach the racing community and help more companies save money and lower their carbon footprint. “Two current sponsors of Andretti Autosport are already Capstone customers, and we have identified 22 others who are potentially well suited for the Capstone technology,” added Mr. Jamison.

“We are really excited to have Capstone Turbine supporting Colton Herta and the No. 88 Honda this season and carrying on the success from last season,” stated Michael Andretti Chief Executive Officer and Chairman of Andretti Autosport. “We look forward to collaborating with Capstone on both brand building and business development initiatives to showcase their innovative and sustainable energy solutions through our platform,” concluded Mr. Andretti.

About Capstone Turbine Corporation

Capstone Turbine Corporation (www.capstoneturbine.com) (Nasdaq: CPST) is the world's leading producer of highly efficient, low-emission, resilient microturbine energy systems. Capstone microturbines serve multiple vertical markets worldwide, including natural resources, energy efficiency, renewable energy, critical power supply, transportation and microgrids. Capstone offers a comprehensive product lineup, providing scalable systems focusing on 30 kWs to 10 MWs that operate on a variety of gaseous or liquid fuels and are the ideal solution for today's distributed power generation needs. To date, Capstone has shipped over 9,000 units to 73 countries and in FY19 saved customers an estimated $253 million in annual energy costs and 350,000 tons of carbon.

For more information about the company, please visit www.capstoneturbine.com. Follow Capstone Turbine on Twitter,  LinkedIn,  Instagram, and YouTube.

About Andretti Autosport

Andretti Autosport, led by racing legend Michael Andretti, boasts a wide racing portfolio rooted in tradition and designed for success.

Under the banners of Andretti Autosport and BMWi Andretti Motorsport, the Indianapolis-based team fields multiple entries across the INDYCAR SERIES, Indy Lights, the FIA Formula E Championship and the GT4 America Series. The team also competes as Walkinshaw Andretti United in the Australian Supercars category through partnership with Walkinshaw Racing and United Autosports.

The global racing enterprise boasts four INDYCAR SERIES championships, four Indy Light titles, one Pro Mazda championship and has captured victory five times at the famed Indianapolis 500.  The team also holds two X Games Gold Medals and five U.S. rallycross championships.

To share in the Andretti story, please visit online at www.AndrettiAutosport.com and follow on social media at #AllAndretti.

Forward-Looking Statements

This press release contains "forward-looking statements," as that term is used in the federal securities laws. Forward-looking statements may be identified by words such as "expects," "believes," "objective," "intend," "targeted," "plan" and similar phrases. These forward-looking statements are subject to numerous assumptions, risks and uncertainties described in Capstone's filings with the Securities and Exchange Commission that may cause Capstone's actual results to be materially different from any future results expressed or implied in such statements. Capstone cautions readers not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Capstone undertakes no obligation, and specifically disclaims any obligation, to release any revisions to any forward-looking statements to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

"Capstone" and "Capstone Microturbine" are registered trademarks of Capstone Turbine Corporation. All other trademarks mentioned are the property of their respective owners.

CONTACT:Capstone Turbine Corporation

Investor and investment media inquiries:

818-407-3628

ir@capstoneturbine.com

Integra Investor Relations

Shawn M. Severson

415-226-7747

cpst@integra-ir.com